Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-134660 of our report dated February 22, 2007 (December 12, 2007, as to the settlement with the Internal Revenue Service as described in Note 16, subsequent events described in Note 21, and the effects of the restatement described in Note 2) relating to the consolidated financial statements and financial statement schedules of Xcel Energy Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," and the effects of the restatement described in Note 2) and of our report dated February 22, 2007 relating to management's report on the effectiveness of internal control over financial reporting, appearing in the Current Report on Form 8-K/A of Xcel Energy Inc. dated December 13, 2007 for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Minneapolis, Minnesota
January 7, 2008